                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                      LEAP WIRELESS INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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

                              [LEAP WIRELESS LOGO]

                           10307 Pacific Center Court
                          San Diego, California 92121
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 10, 1999

To the Shareholders of Leap Wireless International, Inc.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Leap Wireless International, Inc., a Delaware corporation (the "Company"), will be held at the San Diego Marriott -- La Jolla, 4240 La Jolla Village Drive, San Diego, California 92037, on Friday, December 10, 1999 at 9:00 a.m. local time, for the following purposes:

    1. To elect three Class II directors to hold office until the Annual Meeting of Shareholders following Fiscal 2002:

         Thomas J. Bernard
         Alejandro Burillo Azcarraga
         Robert C. Dynes

    2. To approve the prior adoption of the 1998 Stock Option Plan of Leap Wireless International, Inc., which would enable future grants of stock options under the plan to the Company's eligible officers to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code.

    3. To approve the prior adoption of the 1999 Stock Option Plan of Cricket Communications, Inc., a subsidiary of the Company, which would enable future grants of stock options under the plan to the Company's eligible officers to qualify as performance-based compensation for purposes of
       Section 162(m) of the Internal Revenue Code.

    4. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending August 31, 2000.

    5. To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on October 11, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any continuation, adjournment or postponement thereof.

                                      By Order of the Board of Directors

                                      /S/ HARVEY P. WHITE
                                      Harvey P. White
                                      Chairman of the Board and
                                      Chief Executive Officer

San Diego, California
November 2, 1999

    ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

                              [LEAP WIRELESS LOGO]

                           10307 Pacific Center Court
                          San Diego, California 92121
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited by the Board of Directors (the "Board") of Leap Wireless International, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Friday, December 10, 1999, at 9:00 a.m. local time (the "Annual Meeting"), or at any continuation, adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the San Diego Marriott -- La Jolla, 4240 La Jolla Village Drive, San Diego, California 92037. The approximate date on which this proxy statement and the accompanying proxy card are first to be sent to shareholders is November 2, 1999.

SOLICITATION

     The Company will bear the cost of soliciting proxies for the upcoming Annual Meeting. The Company will ask banks, brokerage houses, fiduciaries and custodians holding stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such stock, and the Company will reimburse them for their reasonable expenses in doing so. In addition to soliciting proxies by mail, the Company and its directors, officers and regular employees may also solicit proxies personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services. The Company has also retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies at an estimated cost of $8,000, plus certain out-of-pocket expenses.

VOTING RIGHTS AND OUTSTANDING SHARES

     Shareholders of record at the close of business on October 11, 1999 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 18,439,812 shares of Common Stock.

     Shareholders of record on such date will be entitled to one vote on all matters to be voted upon for each share of Common Stock held.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes. Broker non-votes (i.e., shares held by a broker or nominee that are represented at the meeting but which the broker or nominee is not empowered to vote on a particular proposal) are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any shareholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive offices, 10307 Pacific Center Court, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date. A shareholder of record at the close of business on October 11, 1999 may vote in person if present at the meeting, whether or not he or she has previously given a proxy. Attendance at the meeting will not, by itself, revoke a proxy.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation provides that the number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. The authorized number of directors is currently set at nine. The Company's Amended and Restated Certificate of Incorporation and Bylaws also provide that the Board of Directors shall be divided into three classes, with each class having a three-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors.

     Three seats on the Board of Directors, currently held by Thomas J. Bernard, Alejandro Burillo Azcarraga and Robert C. Dynes, have been designated as Class II Board seats, with the term of the directors occupying such seats expiring as of the Annual Meeting.

     Each of the nominees for election to this class is currently a Board member of the Company. Mr. Bernard was previously elected by QUALCOMM Incorporated ("QUALCOMM"), the sole shareholder of the Company at the time of his election. Mr. Burillo was appointed as a Director in September 1998, and Mr. Dynes was appointed as a Director in July of 1999. If elected at the Annual Meeting, each of the three nominees would serve until the Company's Annual Meeting of Shareholders following fiscal 2002, in each case until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

     Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve.

     Biographical information for each person nominated as a director, and for each person whose term of office as a director will continue after the Annual Meeting, is set forth below.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE ANNUAL MEETING FOLLOWING FISCAL 2002

THOMAS J. BERNARD

     Thomas J. Bernard, 67, has served as a Director of the Company since its formation in June 1998. He is also the Vice Chairman and President -- International Business Division of the Company. From June 1998 to July 1999, he served as Executive Vice President of the Company. Prior to joining the Company, Mr. Bernard served as a Senior Vice President of QUALCOMM from April 1996 through June 1998. From April 1996 until June 1998, he was also General Manager of the Infrastructure Products division of QUALCOMM. He had retired in April 1994, but returned to QUALCOMM in August 1995 as Executive Consultant and became Senior Vice President, Marketing, in December 1995. Mr. Bernard first joined QUALCOMM in September 1986. He served as Vice President and General Manager for the OmniTRACS division and in

September 1992 was promoted to Senior Vice President of QUALCOMM. Prior to joining QUALCOMM, Mr. Bernard was Executive Vice President and General Manager, M/A-COM LINKABIT, Telecommunications Division, Western Operations. Mr. Bernard also serves as a Director of AirFiber Inc., a privately-held company that markets high-speed open-air optical communication systems; Advanced Remote Communication Solutions, Inc., a provider of remote information technology solutions; and JNI Corporation, a leading developer and manufacturer of fibre channel technology products.

ALEJANDRO BURILLO AZCARRAGA

     Alejandro Burillo Azcarraga, 47, has served as a Director of the Company since September 1998. He has more than 30 years experience working for Grupo Televisa ("Televisa"). Mr. Burillo presently serves as Vice-Chairman of the Board of Directors of Televisa, a position to which he was appointed in 1991. In addition, he served as President of International Affairs of Televisa from 1997 to 1999, and prior to that time served as Chief Operating Officer of Televisa. Mr. Burillo also holds a controlling interest in Grupo Pegaso, a private investment group with interests in various industries including cable television, communications, retail electronics, real estate, sports and entertainment. Mr. Burillo also serves as a Director of Grupo Desc, an NYSE-listed company and one of Mexico's main industrial groups.

ROBERT C. DYNES

     Robert C. Dynes, 56, was appointed as a Director of the Company in July 1999. He has served as the Chancellor of the University of California, San Diego since 1996 and as a Professor of Physics at UCSD since 1991. He was Senior Vice Chancellor -- Academic Affairs from 1995 to 1996. Prior to 1991, Chancellor Dynes held numerous research science positions at AT&T Bell Laboratories. He holds a B.Sc. in Mathematics and Physics from the University of Western Ontario and a M.Sc. and Ph.D. in Physics from McMaster University in Hamilton, Ontario. Chancellor Dynes is a member of the National Academy of Sciences and a Fellow of the American Academy of Arts and Sciences, the Canadian Institute of Advanced Research and the American Physical Society. He serves on numerous scientific and educational boards and committees.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE NAMED ABOVE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE ANNUAL MEETING FOLLOWING FISCAL 2000

HARVEY P. WHITE

     Harvey P. White, 65, has served as Chairman of the Board, Chief Executive Officer and a Director of the Company since its formation in June 1998 and also served as President of the Company from June 1998 to July 1999. He is one of the founders of QUALCOMM, and served as Vice Chairman of the Board of QUALCOMM from June 1998 to September 1998. From May 1992 until June 1998 he served as President of QUALCOMM and from February 1994 to August 1995 as Chief Operating Officer of QUALCOMM. Prior to May 1992, he was Executive Vice President and Chief Operating Officer, and was also a Director of QUALCOMM since it began operations in July 1985 until he resigned in September 1998 when the Company became an independent, publicly-traded company. From March 1978 to June 1985, Mr. White was an officer of LINKABIT (M/A-COM LINKABIT after August 1980), where he was successively Chief Financial Officer, Vice President, Senior Vice President and Executive Vice President. Mr. White became Chief Operating Officer of LINKABIT in July 1979 and a Director of LINKABIT in December 1979. Mr. White is currently a Director of Aris Solana Corp., a privately-held multimedia technology start-up company, Applied Micro Circuits Corporation, a supplier of high-bandwidth silicon connectivity and Cibernet Corp., a company that provides financial settlement services to telecommunications companies. He holds a B.A. in Economics from Marshall University.

JEFFREY P. WILLIAMS

     Jeffrey P. Williams, 48, has served as a Director of the Company since September 1998. He has been a Managing Partner at Greenhill & Co., LLC, an investment banking firm, since 1998. From September 1996 to

January 1998, Mr. Williams was Executive Vice President, Strategic Development and Global Markets for McGraw-Hill Companies, and from 1984 through 1996 he was an investment banker with Morgan Stanley and Co. in their Telecommunications and Media Group. Mr. Williams has a Bachelor of Architecture from the University of Cincinnati and an M.B.A. with distinction from Harvard University Graduate School of Business Administration.

SCOT B. JARVIS

     Scot B. Jarvis, 39, has served as a Director of the Company since September 1998. He is a cofounder and managing member of Cedar Grove Partners, LLC, a privately-owned company formed to make investments in telecommunications ventures. From 1994 to 1996, Mr. Jarvis was a Vice President of Operations for Eagle River, Inc., a telecommunications investment company owned by Craig O. McCaw. While at Eagle River, Mr. Jarvis was the cofounder and acting President of Nextlink Communications, Inc., now a publicly-traded competitive local exchange company (CLEC) controlled by Mr. McCaw. Mr. Jarvis was also responsible for certain operations and was a Director of NEXTEL Communications, a nationwide provider of specialized mobile radio service. From 1985 to 1994, Mr. Jarvis held a number of executive positions at McCaw Cellular Communications which was sold to AT&T in August 1994. His responsibilities included Acquisitions and Development, International Development, and he operated two separate Cellular One Districts in California from 1990 to 1993. Mr. Jarvis also serves as a Director of Nextlink Communications, Inc., Point.com and Metawave Communications Corp. Mr. Jarvis has a Bachelor's degree in Business Administration from the University of Washington.

DIRECTORS CONTINUING IN OFFICE UNTIL THE ANNUAL MEETING FOLLOWING FISCAL 2001

JOHN J. MOORES

     John J. Moores, 55, was appointed as a Director of the Company in June 1999. Since December 1994, Mr. Moores has served as owner and Chairman of the Board of the San Diego Padres Baseball Club, L.P., and since September 1991 as Chairman of the Board of JMI Services, Inc., a private investment company. In 1980, Mr. Moores founded BMC Software, Inc. and served as its President and Chief Executive Officer from 1980 to 1986 and as Chairman of its Board of Directors from 1980 to 1992. Mr. Moores also serves as a Director of Bindview Development Corporation, NEON Systems, Inc., Peregrine Systems, Inc. and several privately-held corporations. Mr. Moores holds a B.S. in Economics and a J.D. from the University of Houston.

MICHAEL B. TARGOFF

     Michael B. Targoff, 55, has served as a Director of the Company since September 1998. He is founder and CEO of Michael B. Targoff and Co., a company that seeks controlling investments in telecommunications and related industry companies. From its formation in January 1996 through January 1998, Mr. Targoff was President and Chief Operating Officer of Loral Space & Communications Limited. Prior to that time, Mr. Targoff was Senior Vice President of Loral Corporation. From 1991, Mr. Targoff was a Director and a principal Loral executive responsible for Loral's satellite manufacturing joint venture with Alcatel, Aerospatiale, Alenia and Daimler Benz Aerospace. Mr. Targoff was also the President and is a Director of Globalstar Telecommunications Limited, the company that is the public owner of Globalstar, Loral's global mobile satellite system. Prior to joining Loral Corporation in 1981, Mr. Targoff was a Partner in the New York law firm of Willkie Farr and Gallagher. Mr. Targoff is also a Director of Foremost Corporation of America. Mr. Targoff attended Brown University where he received a B.A. in 1966. He earned a J.D. in 1969 from Columbia University School of Law and was a Hamilton Fisk Scholar and Editor of the Columbia Journal of Law and Social Problems.

SUSAN G. SWENSON

     Susan G. Swenson, 51, joined the Company as President and as a Director in July 1999. She was also appointed as Chief Operating Officer in October 1999. From March 1994 until July 1999, she served as President and Chief Executive Officer of Cellular One, a joint venture between AirTouch and AT&T

Wireless that provided wireless telecommunications services to regions covering approximately 10 million potential subscribers. From 1979 to 1994, Ms. Swenson held various operating positions with Pacific Telesis Group, including Vice President and General Manager of Pacific Bell's San Francisco Bay Area operating unit for one year and President and Chief Operating Officer of PacTel Cellular for two and one-half years. Ms. Swenson also serves as a Director of Wells Fargo & Company, General Magic, Inc. and Working Assets Funding Service. Ms. Swenson holds a B.A. from San Diego State University.

COMPANY MANAGEMENT

     Biographical information for the executive officers of the Company who are not directors is set forth below. There are no family relationships between any director or executive officer and any other director or executive officer. Executive officers serve at the discretion of the Board of Directors and until their successors have been duly elected and qualified, unless sooner removed by the Board of Directors. Officers are elected by the Board of Directors annually at its first meeting following the Annual Meeting of Shareholders.

     William R. Hinchliff, 49, joined the Company in August 1999 and was appointed Senior Vice President, International Operations in October 1999. Prior to joining the Company, Mr. Hinchliff was President of Nextel del Peru from July 1998 to August 1999, where he was in charge of all aspects of start-up, launch and ongoing operations of the Nextel property in Peru. From May 1994 to June 1998, Mr. Hinchliff held several management positions with Motorola Network Management Group, where he was most recently involved with business operations for Motorola's satellite ventures division and was general director of both Cedetel and Norcel, two Motorola joint ventures in Mexico. Mr. Hinchliff holds a B.S. from Stetson University and an M.B.A. from the University of Miami.

     James E. Hoffmann, 49, has served as Senior Vice President, General Counsel and Secretary of the Company since its formation in June 1998. Mr. Hoffmann also served as a Director of the Company from September 1998 to July 1999. Prior to joining the Company, he served as Vice President, Legal Counsel of QUALCOMM from June 1998 to September 1998. From February 1995 until June 1998, he served as Vice President of QUALCOMM and Division Counsel for the Infrastructure Products Division, having joined QUALCOMM as Senior Legal Counsel in June 1993. Prior to joining QUALCOMM, Mr. Hoffmann was a Partner in the law firm of Gray, Cary, Ames & Frye, where he practiced transactional corporate law. He holds a B.S. from the United States Naval Academy, an M.B.A. from Golden Gate University and a J.D. from University of California, Hastings College of the Law.

     Daniel O. Pegg, 53, the Company's Senior Vice President, Public Affairs, served as Senior Vice President, Public Affairs of QUALCOMM from March 1997 to September 1998. Prior to joining QUALCOMM, Mr. Pegg was President and Chief Executive Officer of the San Diego Economic Development Corporation for 14 years. Mr. Pegg served on the Board of Directors of Gensia Pharmaceuticals from 1986 to 1996. Mr. Pegg holds a B.A. from California State University at Los Angeles.

     Leonard C. Stephens, 42, the Company's Senior Vice President, Human Resources, served as Vice President, Human Resources Operations for QUALCOMM from December 1995 to September 1998. Prior to joining QUALCOMM, Mr. Stephens was employed by Pfizer Inc., where he served in a number of human resources positions over a 14 year career. He holds a B.A. in Political Science from Howard University.

     Tom Willardson, 49, joined QUALCOMM in July 1998 to serve as Senior Vice President, Finance and Treasurer of the Company. From July 1995 to July 1998, Mr. Willardson was Vice President and Associate Managing Director of Bechtel Enterprises, Inc., a wholly-owned investment and development subsidiary of Bechtel Group, Inc. From January 1986 to July 1995, Mr. Willardson served as a principal at The Fremont Group, an investment company. Mr. Willardson was re-elected in June of 1999 to serve as a Director of Cost Plus, Inc. where he has served as a Director since March 1991. He holds an M.B.A. from the University of Southern California and a B.S. in Finance from Brigham Young University.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent shareholders are required by Commission regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended August 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with.

                           COMPENSATION OF DIRECTORS

     Directors of the Company do not receive any compensation for their services as director except that each non-employee director receives an option to purchase 20,000 shares of Company Common Stock when he or she first serves as a non-employee director and an option to purchase 10,000 additional shares of Company Common Stock at the time of each subsequent annual meeting that occurs while he or she continues to serve as a non-employee director.

     The exercise price for each option is the fair market value of the Company's Common Stock on the date the option is granted. Each option becomes exercisable over five years according to the following schedule: as long as the optionee continues to serve as a non-employee director, employee or consultant to the Company, 20% of the shares subject to the option first become exercisable on each of the first five anniversaries of the date of grant. Each option has a term of 10 years, provided that the options terminate 30 days after the optionee ceases to be a non-employee director, employee or consultant to the Company. Special exercise and termination rules apply if the optionee's relationship with the Company is terminated as a result of retirement at age 70 after at least nine years of service on the Board, permanent and total disability, or death.

     The Company also reimburses directors for their travel expenses incurred in connection with attendance at Board and Board committee meetings.

                          BOARD AND COMMITTEE MEETINGS

     The Company's Board held four regularly scheduled meetings and three special (telephonic) meetings during fiscal 1999. During the past fiscal year, each incumbent Director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of committees of the Board on which he or she served. The Board has established an Audit Committee and a Compensation Committee. The Company does not have a Nominating Committee or any other committee.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee consists of Messrs. Targoff and Williams. The Audit Committee makes recommendations concerning the engagement of independent public accountants; reviews the scope of the audit examination, including fees and staffing; reviews the independence of the auditors; reviews and approves non-audit services provided by the auditors; reviews findings and recommendations of auditors and management's response; reviews the internal audit and control function; and reviews compliance with the Company's ethical business practices policy. The Audit Committee held four meetings during fiscal 1999.

     The Compensation Committee consists of Messrs. Burillo and Targoff. The Compensation Committee reviews management compensation programs, approves compensation changes for senior executive officers, reviews compensation changes for senior management and other employees and administers stock plan awards. The Compensation Committee held one meeting during fiscal 1999.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of Company Common Stock as of September 30, 1999, by (i) all those known by the Company to be beneficial owners of more than 5% of its Common Stock; (ii) each director of the Company; (iii) the Company's Chief Executive Officer and the other four most highly paid executive officers of the Company; and (iv) all directors and officers of the Company as a group.

                                                              BENEFICIAL OWNERSHIP(1)
                                                              ------------------------
                                                              NUMBER OF    PERCENT OF
          DIRECTORS, OFFICERS AND 5% SHAREHOLDERS             SHARES(2)       TOTAL
          ---------------------------------------             ----------   -----------
QUALCOMM Incorporated(3)....................................  4,500,000       19.6%
Harvey P. White(4)(5).......................................    510,490        2.8%
Thomas J. Bernard(5)(6).....................................     26,771          *
James E. Hoffmann(5)(7).....................................     25,119          *
Daniel O. Pegg(5)(8)........................................     16,610          *
Leonard C. Stephens(5)......................................     13,610          *
Alejandro Burillo Azcarraga(9)..............................      4,000          *
Robert C. Dynes.............................................          0          *
John J. Moores..............................................          0          *
Scot B. Jarvis(9)(10).......................................      4,700          *
Michael B. Targoff(9).......................................      4,000          *
Jeffrey P. Williams(9)......................................      4,000          *
All Officers and Directors as a group (14 persons)..........    615,300        3.3%

---------------
  * Less than one percent.

 (1) This table is based upon information supplied by officers, directors and principal shareholders of the Company and by Schedules 13D and 13G filed with the Commission. Unless otherwise indicated in the footnotes to this table and subject to marital property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned and has a business address of Leap Wireless International, Inc., 10307 Pacific Center Court, San Diego, California 92121. Applicable percentages are based on 18,428,330 shares of Company Common Stock outstanding, adjusted as required by rules promulgated by the Commission.

 (2) In addition to shares held in the individual's sole name, this column includes shares held by the spouse and other members of the named person's immediate household who share that household with the named person, and shares held in family trusts.

 (3) Consists entirely of the right to purchase shares of Company Common Stock for approximately $6.11 per share, or an aggregate purchase price of approximately $27.5 million, under a Warrant. The Warrant is fully exercisable and expires in September 2008. On a fully diluted basis, as of September 30, 1999, QUALCOMM would own approximately 14.5% of the Company's Common Stock upon exercise of the Warrant. QUALCOMM Incorporated's business address is 5775 Morehouse Dr., San Diego, California 92121.

 (4) Includes 2,500 shares held in a foundation of which Mr. White disclaims beneficial ownership. Also includes 358,343 shares held in family trusts, 7,500 shares held in a family limited partnership, 250 shares held in a charitable remainder trust, 61,500 shares held in a family trust for the benefit of grandchildren and 27,947 shares held in trusts for the benefit of relatives.

 (5) Includes shares issuable upon exercise of options exercisable within 60 days of September 30, 1999 as follows: Mr. Bernard, 16,500 shares (including 3,950 shares subject to options held by Mr. Bernard's wife); Mr. Hoffmann, 15,150 shares; Mr. Pegg, 11,000 shares; Mr. Stephens, 8,000 shares; and Mr. White, 54,950 shares.

 (6) Includes 60 shares held by Mr. Bernard's spouse.

 (7) Includes 2,500 shares held in a custodial account for the benefit of Mr. Hoffmann's spouse and 2,198 shares held in a family trust.

 (8) Includes 5,000 shares held by a family trust, 525 shares held in a custodial account for the benefit of Mr. Pegg's spouse and 25 shares held for the benefit of Mr. Pegg's minor son.

 (9) Includes 4,000 shares issuable upon exercise of options exercisable within 60 days of September 30, 1999.

(10) Includes 50 shares held in an IRA account and 150 shares held for the benefit of Mr. Jarvis' children.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain compensation information with respect to the Company's Chief Executive Officer and other four most highly-paid executive officers during fiscal 1999 (the "Named Executive Officers"). The Company first hired employees on September 23, 1998. Prior to that date, all of the Company's Named Executive Officers were employees of QUALCOMM. As a result, the information set forth in the following tables reflects compensation earned by the Named Executive Officers for services they rendered to the Company during fiscal 1999 and to QUALCOMM during its fiscal years 1997 and 1998.

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION(1)                 LONG-TERM
                               -----------------------------------------------   COMPENSATION
                                                                    OTHER         SECURITIES
NAME AND PRINCIPAL POSITIONS                                       ANNUAL         UNDERLYING       ALL OTHER
       AT THE COMPANY          YEAR   SALARY(2)     BONUS      COMPENSATION(4)    OPTIONS(5)    COMPENSATION(7)
----------------------------   ----   ---------    --------    ---------------   ------------   ---------------
Harvey P. White..............  1999   $488,464     $    (3)       $      0         497,000         $273,222
  Chairman of the Board and    1998   $477,853     $320,000       $      0          75,000         $108,902
  Chief Executive Officer      1997   $395,713     $250,000       $      0               0         $ 37,011
Thomas J. Bernard............  1999   $280,924     $    (3)       $      0         180,000         $ 46,351
  Vice Chairman, President of  1998   $287,509     $120,000       $      0               0         $ 34,545
  International Business
    Division                   1997   $245,142     $ 65,000       $      0               0         $  6,086
  and Director
James E. Hoffmann............  1999   $224,117     $    (3)       $      0          83,000         $  5,219
  Senior Vice President,
    General                    1998   $178,930     $ 60,000       $      0           4,000         $ 13,899
  Counsel, and Secretary       1997   $149,283     $ 50,000       $      0           3,000         $ 10,048
Leonard C. Stephens..........  1999   $197,270     $    (3)       $      0          76,000         $ 13,464
  Senior Vice President,       1998   $176,930     $ 55,000       $104,947           6,000         $  2,258
  Human Resources              1997   $146,828     $ 45,000       $ 42,268           3,000         $  1,816
Daniel O. Pegg...............  1999   $204,504     $    (3)       $      0          52,500         $ 32,726
  Senior Vice President,       1998   $209,868     $ 68,000       $      0               0         $ 41,745
  Public Affairs               1997   $111,174(6)  $ 55,000       $      0          50,000         $  3,463

---------------
(1) As permitted by rules established by the Commission, no amounts are shown with respect to certain "perquisites" where such amounts do not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus.

(2) The 1999 salary amounts reflect compensation paid to the Named Executive Officers by the Company after the September 23, 1998 spin-off from QUALCOMM, representing approximately eleven months of fiscal 1999.

(3) As of November 1, 1999, the Company's Compensation Committee had not yet determined the amount of the bonuses that will be paid to the Named Executive Officers for the 1999 fiscal year.

(4) In December 1995, Leonard C. Stephens joined QUALCOMM as Vice President of Human Resources. QUALCOMM made payments related to his relocation as shown above and in fiscal 1998 also reimbursed Mr. Stephens $50,705 for income taxes arising from the relocation payment.

(5) In connection with the spin-off of the Company by QUALCOMM in September 1998, the Company was contractually obligated to issue options to purchase Company Common Stock to the holders of outstanding options to purchase QUALCOMM common stock (the "Distribution Options"). This arrangement was made to preserve the value of the outstanding QUALCOMM options at the time of the spin-off. Distribution Options granted to the Named Executive Officers were:
    91,000 shares to Mr. White; 15,000 shares to Mr. Bernard; 8,000 shares to Mr. Hoffmann; 6,000 shares to Mr. Stephens; and 12,500 shares to Mr. Pegg.

(6) Mr. Pegg joined QUALCOMM in March 1997. If he had been employed by QUALCOMM during the entire 1997 fiscal year at the same annual base salary rate, his salary for fiscal 1997 would have been $212,000.

(7) Includes matching 401(k) contributions, executive benefits payments, executive retirement stock matching and financial planning services as follows:

                                        MATCHING      EXECUTIVE      EXECUTIVE       FINANCIAL      TOTAL
                                         401(K)       BENEFITS       RETIREMENT      PLANNING       OTHER
            NAME               YEAR   CONTRIBUTIONS   PAYMENTS    CONTRIBUTIONS(1)   SERVICES    COMPENSATION
            ----               ----   -------------   ---------   ----------------   ---------   ------------
Harvey P. White..............  1999      $ 4,615       $ 1,850        $47,077         $16,640      $273,222(2)
                               1998      $ 2,313       $ 2,520        $48,919         $38,070      $108,902(3)
                               1997      $ 2,145       $ 2,520        $32,346         $     0      $ 37,011
Thomas J. Bernard............  1999      $ 3,269       $14,596        $17,870         $10,616      $ 46,351
                               1998      $ 2,659       $ 4,270        $26,532         $ 1,084      $ 34,545
                               1997      $ 1,816       $ 4,270        $     0         $     0      $  6,086
James E. Hoffmann............  1999      $ 2,032       $ 3,187        $     0         $     0      $  5,219
                               1998      $ 2,659       $     0        $ 8,916         $ 2,324      $ 13,899
                               1997      $ 2,145       $     0        $ 7,903         $     0      $ 10,048
Leonard C. Stephens..........  1999      $ 4,182       $ 7,042        $     0         $ 2,240      $ 13,464
                               1998      $ 2,258       $     0        $     0         $     0      $  2,258
                               1997      $ 1,816       $     0        $     0         $     0      $  1,816
Daniel O. Pegg...............  1999      $ 3,269       $10,796        $17,559         $ 1,102      $ 32,726
                               1998      $14,048       $ 4,475        $ 9,174         $14,048      $ 41,745
                               1997      $     0       $     0        $ 3,463         $     0      $  3,463

---------------
(1) The Company has a voluntary retirement plan that allows eligible executives to defer up to 100% of their income on a pre-tax basis. The participants receive a 50% company stock match on a maximum deferral of 15% of income payable only upon eligible retirement. Participants become fully vested in the stock benefit at age 65, with partial vesting beginning after the participant reaches the age of 61 and has at least three years of employment with the Company or has participated in the plan for more than ten years. The employee contributions and the stock benefit are unsecured and subject to the general creditors of the Company. At September 30, 1999, 4,101 shares were vested on behalf of Harvey P. White, 1,132 shares were vested on behalf of Thomas J. Bernard and 1,583 share were vested on behalf of Daniel O. Pegg.

(2) Also includes $203,040, the dollar value of the benefits of premiums paid for a split-dollar life insurance policy (unrelated to term life insurance coverage) (the "Split-Dollar Insurance") reflecting the present value of the economic benefit of the premiums paid by the Company during fiscal 1999.

(3) Also includes $17,080, the dollar value of the benefit of premiums paid for the Split Dollar Insurance reflecting the present value of the economic benefit of the premiums paid by QUALCOMM during its 1998 fiscal year.

     The following table shows specified information with respect to options to purchase Common Stock of the Company granted to the Named Executive Officers during the Company's fiscal 1999:

                       OPTION GRANTS IN LAST FISCAL YEAR

                         NUMBER OF      % OF TOTAL                               POTENTIAL REALIZABLE VALUE
                         SECURITIES   OPTIONS GRANTED                            AT ASSUMED ANNUAL RATES OF
                         UNDERLYING         TO                                  STOCK PRICE APPRECIATION FOR
                          OPTIONS         COMPANY                                      OPTION TERM(4)
                          GRANTED      EMPLOYEES IN     EXERCISE   EXPIRATION   -----------------------------
         NAME              (#)(3)       FISCAL YEAR      PRICE        DATE           5%              10%
         ----            ----------   ---------------   --------   ----------   -------------   -------------
Harvey P. White........   36,000(1)         2.01%        $ 2.59     07/05/03    $  111,318.38   $  162,268.92
                          15,000(1)         0.84%        $ 2.42     01/26/05    $   55,680.59   $   87,247.93
                          21,250(1)         1.19%        $ 4.06     07/11/06    $   53,616.05   $  114,782.83
                          18,750(1)         1.05%        $ 5.59     11/13/07    $   26,976.20   $   96,806.56
                         256,000(2)        14.33%        $ 3.03     10/08/08    $  487,820.98   $1,236,234.15
                         150,000(2)         8.39%        $19.25     06/22/09    $1,815,304.56   $4,599,975.94
Thomas J. Bernard......    7,500(1)         0.42%        $ 3.56     01/04/06    $   21,448.01   $   40,862.59
                           7,500(1)         0.42%        $ 4.06     07/11/06    $   18,923.31   $   40,511.59
                          75,000(2)         4.20%        $ 3.03     10/08/08    $  142,916.30   $  362,177.97
                          90,000(2)         5.04%        $19.25     06/22/09    $1,089,182.74   $2,759,985.56
James E. Hoffmann......    4,000(1)         0.22%        $ 2.08     06/10/03    $   14,332.88   $   19,885.15
                           1,250(1)         0.07%        $ 2.43     10/06/04    $    4,513.65   $    6,961.42
                           1,000(1)         0.06%        $ 3.44     12/07/05    $    2,955.75   $    5,502.66
                             750(1)         0.04%        $ 3.49     12/12/06    $    2,422.52   $    4,769.83
                           1,000(1)         0.06%        $ 5.75     12/04/07    $    1,298.49   $    5,062.14
                          45,000(2)         2.52%        $ 3.03     10/08/08    $   85,749.78   $  217,306.78
                          30,000(2)         1.68%        $19.25     06/22/09    $  363,060.91   $  919,995.19
Leonard C. Stephens....    3,750(1)         0.21%        $ 3.44     12/07/05    $   11,084.07   $   20,634.97
                             750(1)         0.04%        $ 3.49     12/12/06    $    2,422.52   $    4,769.83
                           1,500(1)         0.08%        $ 5.75     12/04/07    $    1,947.73   $    7,593.22
                          40,000(2)         2.24%        $ 3.03     10/08/08    $   76,222.03   $  193,161.59
                          30,000(2)         1.68%        $19.25     06/22/09    $  363,060.91   $  919,995.19
Daniel O. Pegg.........   12,500(1)         0.70%        $ 5.28     03/06/07    $   18,948.87   $   59,852.65
                          30,000(2)         1.68%        $ 3.03     10/08/08    $   57,166.52   $  144,871.19
                          10,000(2)         0.56%        $19.25     06/22/09    $  121,020.30   $  306,665.06

---------------
(1) This Distribution Option was granted in connection with the spin-off of the Company from QUALCOMM. In connection with the spin-off transaction, the Company was contractually obligated to issue options to purchase Company Common Stock to the holders of outstanding options to purchase QUALCOMM common stock. This arrangement was made to preserve the value of the outstanding QUALCOMM options at the time of the spin-off. At the spin-off, the exercise price of each outstanding QUALCOMM option was allocated proportionally between each outstanding QUALCOMM option and the corresponding Distribution Option granted by the Company.

(2) This option was granted after the spin-off distribution pursuant to the Company's 1998 Stock Option Plan.

(3) Options granted by the Company to executive officers in its fiscal year ending August 31, 1999 become exercisable in equal installments on the first through fifth anniversaries of the date of grant.

(4) Calculated on the assumption that the market value of the underlying Common Stock increases at the stated values, compounded annually. Options granted under the Company's 1998 Stock Option Plan generally have a maximum term of ten years. The total appreciation of the options over their ten year terms at 5% and 10% is 63% and 158%, respectively.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The following table sets forth certain information with respect to the exercise of options to purchase Common Stock of the Company during the fiscal year ended August 31, 1999, and the unexercised options held and the value thereof at that date, for each of the Named Executive Officers.

                                                                 NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                              OPTIONS AT FISCAL YEAR-END    OPTIONS AT FISCAL YEAR-END
                                       SHARES       VALUE                 (#)                         ($)(1)
                                    ACQUIRED ON    REALIZED   ---------------------------   ---------------------------
               NAME                 EXERCISE (#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
               ----                 ------------   --------   -----------   -------------   -----------   -------------
Harvey P. White...................     61,500      $304,528          0         435,500        $     0      $4,053,430
Thomas J. Bernard.................      6,000      $ 10,500      1,500         172,500        $19,980      $1,178,400
James E. Hoffmann.................          0      $      0      5,650          77,500        $84,482      $  677,144
Daniel O. Pegg....................          0      $      0      5,000          47,500        $60,500      $  521,250
Leonard C. Stephens...............      2,100      $ 28,167          0          73,900        $     0      $  625,572

---------------
(1) Represents the closing price per share of the underlying shares on the last day of the fiscal year less the option exercise price multiplied by the number of shares. The closing value per share was $17.38 on the last trading day of the fiscal year as reported on the Nasdaq National Market.

                               PERFORMANCE GRAPH

     The following graph compares total shareholder return on the Company's Common Stock since September 23, 1998 to two indices: the Nasdaq Composite Index, U.S. and foreign companies, and a peer group determined by the Company(1). The graph assumes an initial investment of $100 at September 23, 1998 and reinvestment of all dividends.

              COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT
                            SINCE SEPTEMBER 23, 1998

                                             LEAP WIRELESS INTERNATIONAL,      NASDAQ STOCK MARKET        SELF-DETERMINED PEER
                                                         INC.                   (U.S. & FOREIGN)                  GROUP
                                             ----------------------------      -------------------        --------------------
09/23/1998                                              $100.00                       $100.00                      $100.00
02/26/1999                                              $131.90                       $129.90                      $136.30
08/31/1999                                              $386.10                       $156.10                      $202.60

     The Company's closing stock price on August 31, 1999, the last trading day of the Company's 1999 fiscal year, was $17.38.
---------------
(1) The Company's peer group is comprised of the following issuers: Bell Canada International, Inc., Nextel Communications, Inc., Vodafone AirTouch P.L.C., Millicom International Cellular S.A. and Telesystem International Wireless, Inc., weighted by market capitalization.

                      REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

     The Company's Compensation Committee (the "Committee") is composed of two outside Directors: Messrs. Alejandro Burillo Azcarraga and Michael B. Targoff. The Committee develops the compensation policies of the Company and annually reviews and approves executive officer compensation. In general, the compensation policies adopted by the Committee are designed (1) to attract and retain executives capable of leading the Company to meet its business objectives, and (2) to motivate the Company's executives to enhance long-term shareholder value.

EXECUTIVE OFFICER COMPENSATION

     In recognition of the strong demand for executives in the wireless communications industry, the Company's limited operating history, and the Company's on-going need to attract and retain senior level talent, the Committee generally intends to set total executive compensation at or above the median levels for comparable positions at similarly sized companies in the wireless communications industry. The Committee also expects that the total compensation for each executive officer will depend upon the Company's performance and the executive's level of responsibility, experience, performance, and contribution to the Company's growth and profitability. The Committee does not anticipate assigning a specific weight to any of the factors described above.

     The Company's executive officer compensation program is comprised of three primary components: base salary, annual incentive compensation in the form of cash bonuses, and long-term incentive compensation in the form of stock options.

     The Committee sets the base salary for executive officers based on salary data for markets from which the Company attracts executive talent as well as the Company's own experience in negotiating compensation with senior executives that the Company is attempting to hire. In line with the Company's expectations concerning total compensation for executives, the Committee generally sets the base salaries for Company executive officers at or above the median level for the Company's industry.

     The Company intends to pay bonuses to its executive officers after the end of the fiscal year, based primarily upon the Company's performance during the year, the individual performance of each executive officer, and compensation survey information for executives employed within the Company's market segment. The Committee expects to consider executive bonuses for the year that ended on August 31, 1999 in December 1999.

     The Company grants stock options to provide long-term incentives and to align employee and shareholder long-term interest. Stock options provide a direct link between compensation and shareholder return. Stock options are generally granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of the grant. To facilitate the long-term incentives provided by option grants, options become exercisable over five years, with the shares covered by an option becoming exercisable in five equal installments on the first through fifth anniversaries of the date of the grant. The option exercise period is designed to encourage employees to work for the long-term view of the Company's welfare and to establish their long-term relationship with the Company. It is also designed to reduce employee turnover and to retain the trained skills of valued employees.

     The number of options granted to individual executive officers depends upon the executive's position at the Company, his or her performance prior to the option grant, and market practices within the wireless communications industry. Because a primary purpose of granting options is to provide incentives for future performance and to retain valued employees, the Committee considers the number of shares that are not yet exercisable by an executive under previously granted options when granting additional stock options.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     The Company hired Harvey P. White, its Chairman of the Board and Chief Executive Officer, on September 23, 1998, the first day the Company operated as an independent, publicly-traded corporation. The Committee set Mr. White's base salary at $500,011 per year, the amount of the base salary he was earning at QUALCOMM immediately prior to his employment by the Company. The Committee increased Mr. White's salary to $550,000 in January 1999. The increase was based on a survey of compensation data for executives with comparable responsibilities at companies within the wireless communications industry with whom the Company competes for talented executives and employees.

     The Committee granted Mr. White a stock option, exercisable for 256,000 shares of Company Common Stock at $3.03 per share, on October 6, 1998 in connection with the Company's initial grant of stock options to its employees. The number of shares covered by the option was established based upon market data regarding initial stock option grants to senior executives at comparably sized companies. The Committee granted an additional option to Mr. White, exercisable for 150,000 shares of Company Common Stock at $19.25 per share, on June 23, 1999 as part of the Company's annual long-term incentive plan review process for Company employees. The June award was based upon a general evaluation of Mr. White's leadership and performance during the Company's first year of operation as an independent corporation, as well as market data regarding option grants to senior executives in the wireless communications industry. The exercise price for each option was set at the market value of the Company's Common Stock on the date the option was granted.

     As partial consideration for QUALCOMM's transfer of businesses and assets to the Company in September 1998, and the spin-off of the Company through the distribution of its Common Stock to QUALCOMM's shareholders, the Company agreed to issue an option to purchase Company Common Stock to each person who held an option to purchase QUALCOMM common stock. The arrangement was designed to preserve the value of QUALCOMM options that were outstanding at the time of the spin-off of the Company. QUALCOMM option holders received options to purchase one share of Company Common Stock for every four shares of QUALCOMM common stock available under their QUALCOMM options. The original exercise price of outstanding QUALCOMM options was allocated proportionately between the QUALCOMM options and the corresponding Company options. Under this arrangement, Mr. White received options to purchase 91,000 shares of Company Common Stock at prices ranging from $2.42 to $5.59 per share. Mr. White received these shares as an option holder of QUALCOMM and not as compensation for service as a Company employee.

     The Committee expects to fully evaluate Mr. White's performance during fiscal 1999 as part of its general executive officer review process in December 1999. As part of that process, the Committee will determine whether Mr. White will receive a bonus for fiscal 1999 and the amount of any bonus that is awarded, and will also consider an annual adjustment to Mr. White's base salary.

TAX CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code generally limits the tax deductions a public corporation may take for compensation paid to its Chief Executive Officer and its other four most highly compensated executive officers to $1 million per executive per year. Performance based compensation tied to the attainment of specific goals is excluded from the limitation. The Company is submitting its 1998 Stock Option Plan and the Cricket Communications, Inc. 1999 Stock Option Plan to the shareholders for approval at the 1999 Annual Meeting of Shareholders to qualify future awards under these plans as performance based compensation exempt from the Section 162(m) limits. In addition, the Committee intends to evaluate the Company's executive compensation policies and benefit plans during the coming year to determine whether additional actions to maintain the tax deductibility of executive compensation are in the best interest of the Company's shareholders.

                                          COMPENSATION COMMITTEE
                                          Alejandro Burillo Azcarraga
                                          Michael B. Targoff

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Burillo and Targoff are the current members of the Company's Compensation Committee. Messrs. Jarvis and Williams also served as members of the Compensation Committee until June 1999.

     Prior to the spin-off of the Company from QUALCOMM, Messrs. Jarvis and Williams worked with QUALCOMM to develop the "Cricket(SM)" unlimited local calling strategy that the Company has adopted and refined for use in domestic wireless markets. Messrs. Jarvis and Williams are also directors of Cricket Communications, Inc., a subsidiary of the Company that is implementing the Cricket strategy. In June 1999, Cricket Communications, Inc. granted Messrs. Jarvis and Williams options to purchase 795,000 and 410,000 shares, respectively, of its Common Stock, exercisable at $1.00 per share. Messrs. Jarvis and Williams have exercised these options in full and as a result they own approximately 1.5% and 0.8%, respectively, of the outstanding Common Stock of Cricket Communications, Inc.

     Mr. Jarvis fully exercised his Cricket Communications, Inc. stock options in July 1999. Upon exercise, Mr. Jarvis paid $346,334 in cash and issued to Cricket Communications, Inc. a promissory note for the remaining balance of $448,666. The promissory note is secured by 498,666 shares of Cricket Communications, Inc. Common Stock. The note accrues interest at a rate of 9% per annum, compounded annually, on the outstanding balance of the loan. The loan matures on August 31, 2000.

     As previously disclosed, in late September 1998, the Company provided a $17.5 million loan (the "Pegaso Loan") to Pegaso Comunicaciones y Servicios, S.A. de C.V. ("Pegaso Comunicaciones"), a Mexican company 96%-owned by Alejandro Burillo Azcarraga, a nominee for Director and a member of the Board's Compensation Committee. The purposes of the Pegaso Loan were to facilitate investment by Pegaso Comunicaciones in Pegaso Telecomunicaciones, S.A. de C.V. ("Pegaso"), a joint venture in which the Company has an interest, and to ensure that the investors in Pegaso made all capital contributions to Pegaso that were required for the acquisition of certain Mexican telecommunications licenses on September 30, 1998. The Pegaso Loan was paid in full, as scheduled, in two payments of $7.5 million and $10 million made in October 1998 and December 1998, respectively. The Company earned interest at the rate of 13% per annum on the loan to Pegaso Comunicaciones.

     In April 1999, the Company entered into an agreement with Pegaso to provide it with network management and operations services for five years, subject to earlier termination in accordance with the terms of the agreement. The Company generally subcontracted these services to a subsidiary of an international telecommunications company. From the September 23, 1998 spin-off of the Company until April 1999, the Company also provided management and operations services to Pegaso through a subsidiary of the international telecommunications company. In fiscal 1999, Pegaso paid the Company $28.2 million for services plus related expenses under these arrangements. Mr. Burillo, a nominee for Director and member of the Company's Compensation Committee, and his affiliates own an interest of approximately 19% in Pegaso. The Company owns an interest of approximately 29% in Pegaso.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP BETWEEN QUALCOMM AND THE COMPANY

     To transfer the business of the Company from QUALCOMM to the Company, QUALCOMM and the Company entered into various agreements that are described below. The agreements have been amended from time to time, including recent changes required by the FCC as a condition to allowing the Company to acquire specific wireless operating licenses. In May 1999, QUALCOMM sold its network infrastructure division to Ericsson. In connection with that sale, QUALCOMM transferred to Ericsson its rights to sell network infrastructure equipment to the Company and its operating companies.

     QUALCOMM's relationship as a lender to the Company and its operating companies gives QUALCOMM significant influence over the Company. The Company's relationships with QUALCOMM may also create conflicts of interest between the Company and QUALCOMM.

     SEPARATION AND DISTRIBUTION AGREEMENT

     Immediately before the distribution of Company Common Stock to QUALCOMM's shareholders, QUALCOMM and the Company entered into the Separation and Distribution Agreement. The Separation and Distribution Agreement governed the principal transactions required to effect the separation of the companies and the distribution, and other agreements governing the relationship between the parties.

     To effect the separation of the companies, QUALCOMM transferred some of its businesses and ventures to the Company. QUALCOMM also contributed to the Company the following:

     - $10 million in cash;

     - QUALCOMM's right to receive payment of approximately $113 million of debt from the operating companies;

     - QUALCOMM's rights under specific agreements relating to the business and ventures of the Company; and

     - other assets.

     QUALCOMM's performance as an equipment vendor is not a condition of payment to the Company under the notes and other debt transferred. The Company did not receive any intellectual property in connection with the separation of the companies, and QUALCOMM retained all rights not expressly transferred regarding any and all agreements with the Company's operating companies.

     In connection with the transfer of assets and rights by QUALCOMM, the Company issued a warrant to QUALCOMM to purchase 5,500,000 shares of Company Common Stock for $6.11 per share. In March 1999, in exchange for consideration valued at $5.4 million, QUALCOMM agreed to amend the warrant to reduce the number of shares which may be acquired upon exercise of the warrant to 4,500,000. The warrant is currently exercisable and remains exercisable until 2008. QUALCOMM has agreed that it will not exercise the warrant in a manner that would cause QUALCOMM and its officers and directors to collectively hold more than 15% of the Company's outstanding Common Stock.

     In the Separation and Distribution Agreement, the Company also assumed some liabilities of QUALCOMM, including: (1) funding obligations to the Company's operating companies totaling approximately $75 million; (2) QUALCOMM's rights and obligations to manage the Company's operating companies; and (3) $2 million of accrued liabilities regarding the Company's employees.

     The Separation and Distribution Agreement also provides for (1) releases of claims of each party against the other; (2) the allocation of potential liabilities; and (3) indemnification rights between the parties.

     The Separation and Distribution Agreement also provides that, in international markets, the Company will deploy, and will cause its affiliates to deploy, only systems using cdmaOne until January 1, 2004. CdmaOne is the original standard for fixed or mobile wireless communications systems based on or derived from QUALCOMM's CDMA technology and successor standards that QUALCOMM has adopted. The Telecommunications Industry Association and other recognized international standards bodies have adopted cdmaOne as an industry standard. The Company also agreed that, in international markets, it would invest only in companies using cdmaOne systems until January 1, 2004.

     Under the Separation and Distribution Agreement, the Company also granted QUALCOMM a non-exclusive, royalty-free license to any patent rights developed by the Company or its affiliates. In addition, under the Separation and Distribution Agreement, the Company granted QUALCOMM a right of first refusal for a period of three years with respect to proposed transfers by the Company of its investments and joint venture interests. The Company further agreed to take an active role in the management of companies in which it holds stock or joint venture interests. The parties also generally agreed that, for a period of three years following the spin-off of the Company, neither party would solicit or hire employees of the other.

     Under the Separation and Distribution Agreement, the parties agreed that if specific events occur by March 2000, QUALCOMM would transfer its ownership interest in Telesystems of Ukraine to the Company.

As a result of continued difficulties between QUALCOMM and the other partners in Telesystems of Ukraine, the Company believes that it is unlikely that QUALCOMM's interest in Telesystems of Ukraine will be transferred to the Company.

     CREDIT AGREEMENT

     Immediately before the distribution of Company Common Stock to QUALCOMM's shareholders, the Company entered into a credit agreement with QUALCOMM. The credit agreement consists of two sub-facilities. The Company may use the working capital sub-facility to borrow up to $35.2 million from QUALCOMM. The Company may only use the proceeds from the working capital sub-facility to meet its normal working capital and operating expenses. These normal expenses include salaries and overhead, but exclude strategic investments, substantial acquisitions of capital equipment and the acquisition of telecommunications licenses. The investment capital sub-facility enables the Company to borrow up to $229.8 million from QUALCOMM. The Company may only use the proceeds from the investment capital sub-facility to make identified portfolio investments. Amounts available under the investment sub-facility are allocated to specific Company projects and may not be reallocated to other projects without QUALCOMM's written consent. As one of the conditions to the FCC's recognition of the Company as a designated entity qualified to hold C-Block and F-Block licenses of PCS spectrum, the Company must take steps so that by January 2001, QUALCOMM holds no more than 50% of the Company's outstanding debt obligations.

     Amounts borrowed under the credit agreement are due and payable in September 2006, unless the maturity of the loans is accelerated pursuant to the provisions of the credit agreement. The credit agreement required a 2% origination fee. QUALCOMM has a security interest in substantially all of the assets of the Company for so long as any amounts are outstanding under the credit agreement. Amounts borrowed under the credit agreement bear interest at a variable rate equal to LIBOR plus 5.25% per annum. Interest is payable quarterly beginning September 30, 2001. Before this time, accrued interest is added to the principal amount outstanding. If QUALCOMM assigns more than 10% of the total funding commitments to other lenders, the Company must pay a commitment fee to the lenders on unused balances under the credit agreement.

     The credit agreement contains operating covenants, including restrictions on the ability of the Company to incur debt, merge, consolidate or transfer substantially all of its assets, create, incur or permit the existence of liens or pay dividends. Under the credit agreement, the Company agreed that it will not permit the quotient obtained by dividing its total debt by total capitalization to exceed the following level during the indicated period:

                        PERIOD                          LEVEL
                        ------                          -----
Through February 23, 2002.............................   70%
After February 23, 2002...............................   50%

     The terms total debt and total capitalization are each defined in the credit agreement.

     The Company was in compliance with the financial covenant as of August 31, 1999. In addition, the credit agreement limits the Company's use of borrowed funds, restricts the Company's joint venture and stock ownership, and imposes other restrictions on the operation of the Company's business. Further, if the Company sells some of its assets, it must prepay the credit agreement with a percentage of the proceeds.

     MASTER AGREEMENT REGARDING EQUIPMENT ACQUISITION

     The Master Agreement Regarding Equipment Acquisition contains the obligations of the Company regarding the purchase and sale of terrestrial-based cdmaOne infrastructure and subscriber equipment. As a result of QUALCOMM's sale of its network infrastructure division to Ericsson, the Company owes some purchase obligations to Ericsson with respect to network equipment and to QUALCOMM with respect to subscriber equipment. Under the Master Agreement Regarding Equipment Acquisition, the Company generally agreed that:

     - For five years, it will purchase at least 50% of its requirements for infrastructure equipment from Ericsson and 50% of its requirements for subscriber equipment from QUALCOMM.

     - For each initial investment by the Company made before October 2002 in a wireless telecommunication entity operating in the United States, the Company will require the U.S. operator to enter into an equipment requirements agreement with QUALCOMM and Ericsson. The equipment requirements agreement will require the U.S. operator to purchase at least 50% of its requirements for infrastructure equipment from Ericsson and 50% of its requirements for subscriber equipment from QUALCOMM, in each case for a five year period.

     - For each investment by the Company in a U.S. operator of wireless communications made after October 2002, the Company will attempt to require the U.S. operator to provide Ericsson and QUALCOMM with an opportunity to bid on its requirements for infrastructure equipment and subscriber equipment, respectively. The Company also will encourage the U.S. operator to acquire equipment from Ericsson and QUALCOMM.

     The Company and the U.S. operating companies in which it invests must comply with these requirements only if QUALCOMM or Ericsson, as applicable, offers competitive equipment on competitive terms, and its bid to sell equipment and related services is less than or equal to the lowest competing bid that the Company or its operating company would accept; provided, however, until QUALCOMM has received contracts from the Company and the companies in which it invests for at least $250 million of subscriber equipment for use in the United States, the Company and the U.S. operating companies in which it initially invests before 2002 must comply with these requirements if QUALCOMM's bid is 110% or less than the lowest competing bid the Company or such other company would accept.

     Until the earlier of (1) October 2002 and (2) the date on which the Company receives an aggregate of $60 million of financing from parties other than QUALCOMM, the Company must require each wireless telecommunication entity operating outside the United States in which the Company initially invests to enter into an equipment requirements agreement with QUALCOMM and Ericsson. The equipment requirements agreement will provide that the foreign operator of wireless communications will purchase at least 50% of its requirements for infrastructure equipment from Ericsson and 50% of its requirements for subscriber equipment from QUALCOMM, in each case for a five year period. The equipment requirements agreement will also require the foreign operator to notify QUALCOMM if its bid is not competitive, to explain how QUALCOMM must modify its bid to make it competitive, and to give QUALCOMM the opportunity to submit a modified bid. If the Company makes an initial investment in a wireless communications company operating outside of the United States after the date described above, the Company will seek to provide QUALCOMM and Ericsson with an opportunity to bid on the foreign operator's infrastructure and subscriber equipment. The Company will also encourage the foreign operator to acquire its equipment from QUALCOMM and Ericsson. The obligations of all the foreign operators will depend on QUALCOMM and Ericsson offering competitive equipment on competitive terms, including price.

     All the obligations of the Company and its operating companies regarding equipment purchases under the Master Agreement Regarding Equipment Acquisition will expire in September 2007.

     If the Company or one of its operating companies attempts to acquire equipment on a "bundled" basis, then Ericsson and QUALCOMM are entitled, in some cases, to respond separately to each portion of the proposed bundled acquisition. If the Company does not attempt to acquire the equipment on a competitive basis from multiple vendors, but instead decides to negotiate exclusively with Ericsson or QUALCOMM, then Ericsson or QUALCOMM, as applicable, will offer and sell the equipment to the Company on a "most favored pricing" basis.

     EMPLOYEE BENEFITS AGREEMENT

     The Employee Benefits Agreement between QUALCOMM and the Company governs the employee benefit obligations of the Company for employees assigned to the Company. Under the Employee Benefits Agreement, the Company assumed and agreed to pay all liabilities relating to former employees of QUALCOMM employed by the Company. The Employee Benefits Agreement also required the Company to adopt a 401(k) plan similar to QUALCOMM's plan. In addition, the Company granted Distribution Options to purchase shares of Company Common Stock to holders of options to purchase shares of QUALCOMM common stock.

     TAX AGREEMENT

     The Tax Agreement between QUALCOMM and the Company generally requires QUALCOMM to pay all federal, state, local and foreign taxes relating to the businesses conducted by QUALCOMM or its subsidiaries for any taxable period, excluding: (1) taxes relating to the Company and its U.S. subsidiaries after the distribution of the Company; (2) taxes relating to the Company's non-U.S. subsidiaries or any predecessor or successor for all periods before and after the distribution of the Company (other than regarding restructuring transactions incident to the distribution of Company Common Stock); and (3) taxes arising out of actions taken by, or in respect of, the Company or any of its subsidiaries that cause negative tax consequences to QUALCOMM, the Company or their respective subsidiaries regarding the distribution of Company Common Stock or the related transactions.

     The Tax Agreement further provides for cooperation regarding tax matters, the exchange of information and retention of records that may affect the tax liability of either party.

     CONVERSION AGREEMENT

     Under the Conversion Agreement, the Company agreed to issue up to 2,271,060 shares of Company Common Stock to the holders of the Trust Convertible Preferred Securities of QUALCOMM Financial Trust I, a wholly-owned statutory business Trust of QUALCOMM, upon the conversion of their securities. The Company also agreed to reserve and keep available Company Common Stock for issuance and delivery upon that conversion. The Company also filed and must keep effective a registration statement covering the shares of Company Common Stock issuable upon conversion of the Trust Convertible Preferred Securities. If the Company determines that any event requires changes to the registration statement so that the registration statement and the prospectus contained therein do not contain a material misstatement or omission, or if the continued effectiveness of the registration statement would require the Company to disclose a material financing, acquisition or other material corporate transaction or development (and the Company Board of Directors has determined that such disclosure is not in the best interests of the Company and its shareholders), then the Company may suspend the issuance of Company Common Stock issuable upon conversion of the Trust Convertible Preferred Securities until the Company has prepared and filed, and the SEC has declared effective, a post-effective amendment to the registration statement which contains the required disclosures.

     The Company anticipates that all of the shares reserved for issuance under the Conversion Agreement will be issued. Upon conversion of the Trust Convertible Preferred Securities, QUALCOMM will receive benefit in the form of forgiveness of debt, but the Company will receive no additional benefit or other consideration.

                                   PROPOSAL 2

    PROPOSAL TO APPROVE THE ADOPTION OF THE COMPANY'S 1998 STOCK OPTION PLAN

     In September 1998, the Board of Directors adopted, and QUALCOMM, as sole shareholder of the Company, approved, the Company's 1998 Stock Option Plan (as amended the "Option Plan"). The Option Plan provides for grants of stock options to selected officers, directors and employees of and consultants to the Company and its affiliates. The Option Plan is designed to promote the success of the Company's business by more closely aligning the interests of management and the Company's shareholders through the provision of equity-based incentives to those individuals who are or will be responsible for such success.

     Although QUALCOMM as the Company's former sole shareholder has approved the Option Plan, shareholder approval of the Option Plan is currently being sought to allow future awards under the Option Plan to qualify as "performance-based" compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder ("Section 162(m)"). Section 162(m) generally limits the tax deductions a public corporation may take for compensation paid to its Named Executive Officers to $1 million per executive per year. "Performance-based" compensation tied to the attainment of specific goals is excluded from the limitation. Future options granted under the Company's Option Plan will be classified as "performance-based" compensation if the Option Plan is approved by the Company's shareholders and the other requirements of Section 162(m) are satisfied. Thus, the Company is submitting its 1998 Stock Option Plan to the shareholders for their approval at the Annual Meeting. See "Federal Income Tax Information" for a more detailed discussion of the other requirements of Section 162(m).

     In the event that shareholder approval of the Option Plan is not obtained:
(i) options previously granted by the Company will remain valid and outstanding, and (ii) the Company may continue to make additional grants under the Option Plan, but the Company may not be entitled to deduct compensation expenses related to the exercise of options granted to its Named Executive Officers as a result of Section 162(m).

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

GENERAL

     The Option Plan provides for the grant of both incentive and non-qualified stock options. Incentive stock options granted under the Option Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Non-qualified stock options granted under the Option Plan are not intended to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and non-qualified stock options.

PURPOSE

     The Option Plan was adopted to provide a means by which selected officers, directors and employees of and consultants to the Company and its affiliates could be given an opportunity to purchase stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company.

ADMINISTRATION

     The Option Plan is administered by the Board of Directors. The Board has the power to construe and interpret the Option Plan and, subject to the provisions of the Option Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration to be paid upon exercise of an option and other terms of the option. The Board of Directors is authorized to delegate administration of the Option Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the Option Plan to the Compensation Committee of the Board. As used herein with respect to the Option Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself.

STOCK SUBJECT TO THE OPTION PLAN

     The total number of shares of Common Stock that may be issued upon exercise of options granted or to be granted under the Option Plan may not exceed 8,000,000, subject to adjustment as described below. In connection with the spin-off of the Company by QUALCOMM in September 1998, Distribution Options to purchase approximately 5,542,428 shares were granted to holders of outstanding QUALCOMM options immediately prior to the distribution. Since the spin-off distribution, the Company has granted additional options to purchase 1,669,700 shares of Common Stock and approximately 1,300,944 shares remain available for future grants. Thus, excluding the Distribution Options, the Company has reserved approximately 2,970,644 shares of Common Stock for issuance under the Option Plan, which represents 16% of the Company's outstanding Common Stock as of September 30, 1999. If options granted under the Option Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the Option Plan.

ELIGIBILITY

     Incentive stock options may be granted only to selected employees (including corporate officers) of the Company and its affiliates. Non-qualified stock options may be granted to selected employees (including corporate officers), directors and consultants.

     No incentive stock options may be granted under the Option Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed 5 years from the date of grant. No employee shall be eligible to receive in any calendar year option grants covering more than 1,000,000 shares of Common Stock, subject to adjustment as described below. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options granted under the Option Plan are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

OPTIONS GRANTED UNDER THE OPTION PLAN

     The Company has made grants of options under the Option Plan to the Named Executive Officers as follows: Mr. White, 497,000 options (of which 91,000 were Distribution Options); Mr. Bernard, 180,000 options (of which 15,000 were Distribution Options); Mr. Hoffmann, 83,000 options (of which 8,000 were Distribution Options); Mr. Pegg, 52,500 options (of which 12,500 were Distribution Options); and Mr. Stephens, 76,000 options (of which 6,000 were Distribution Options). The Company has made grants under the Option Plan of an aggregate of 1,228,500 options to the current executive officers as a group, including the Named Executive Officers (8 persons), and an aggregate of 483,700 options to other current employees of the Company and its subsidiaries, including all current officers who are not executive officers, as a group (60 persons). Each of these individuals will be eligible to receive grants of additional options under the Option Plan in the future, at the discretion of the Compensation Committee. Non-employee Directors of the Company do not participate in the Option Plan.

TERMS OF OPTIONS

     The following is a description of the permissible terms of options under the Option Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

     Exercise Price; Payment. The exercise price of incentive stock options under the Option Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of non-qualified stock options may not be less than 85% of the fair market value of the stock subject to the option on the date of the option grant. The exercise price of options granted under the Option Plan must be paid either: (i) in cash at the time the option is exercised, or (ii) at the discretion of the Board, and (a) by delivery of other Common Stock of the Company, (b) pursuant to a deferred payment arrangement or (c) in any other form of legal consideration acceptable to the Board.

     Option Repricing. In the event of a decline in the value of the Company's Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or non-qualified, with new lower priced options.

     Option Exercise. Options granted under the Option Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Options granted under the Option Plan generally are subject to vesting over a 5-year period, with a specified percentage of each option vesting on various annual anniversary dates of the option's date of grant, provided that the optionee has continuously provided services to the Company or an affiliate of the Company from such date of grant until the applicable vesting date. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the Option Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ or cease to be a consultant of the Company before vesting.

     Term. The maximum term of options under the Option Plan is ten years, except that in certain cases (see "Eligibility") the maximum term is five years. The Option Plan provides for earlier termination of an option due to the optionee's cessation of service. Options under the Option Plan generally terminate thirty (30) days after the optionee ceases to provide services to the Company or any affiliate of the Company. However, in the event the optionee's continuous service terminates due to the optionee's permanent and total disability as defined in Section 22(e)(3) of the Code, then the option may continue under its original terms if so provided in the option agreement. If the optionee's continuous service terminates due to the death of the optionee or due to the optionee's permanent and total disability and such termination due to disability is followed by the death of the optionee, then the vesting of all unvested shares may be accelerated as of the date of death of the optionee if so provided in the option agreement. The Board has discretion to suspend and/or extend the vesting and/or term of options granted to persons on leaves of absence. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship.

     Restrictions on Transfer. Incentive stock options granted under the Option Plan may not be transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the person to whom the option is granted only by such person. The Option Plan provides that non-qualified stock options shall be transferable by the optionee only upon such terms and conditions as set forth in the option agreement as the Board shall determine in its discretion. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

EFFECT OF CERTAIN CORPORATE EVENTS

     If any change is made in the stock subject to the Option Plan or subject to any option granted under the Option Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration of the Company), the Option Plan and options outstanding thereunder will be appropriately adjusted as to the type(s) and the maximum number of securities subject to such plan, the maximum number of securities which may be granted to an employee in a particular calendar year and the type(s), number of securities and price per share of stock subject to such outstanding options.

     In the event of a merger or consolidation in which the Company is not the surviving corporation or a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding prior to the merger are converted into other property (each a "Change in Control"), then to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the Option Plan or substitute similar options for those outstanding under such plan, or such outstanding options will continue in full force and effect. In the event that any surviving corporation refuses to assume or continue options outstanding under the Option Plan, or to substitute similar options, then with respect to options other than Distribution Options held by persons then performing services as employees, directors or consultants for the Company or any affiliate of the Company, the time during which such options may be exercised will be accelerated and the options terminated if not exercised prior to such event, and with respect to Distribution Options the effect shall be as provided in the applicable option agreement. In the event of a dissolution or liquidation of the Company, any options outstanding under the Option Plan will terminate if not exercised prior to such event.

     In addition, the Option Plan provides that options held by any person who is terminated for any reason other than cause within twenty-four (24) months following a Change in Control will accelerate and immediately become fully vested and exercisable, except if such contemplated Change in Control would occur prior to the second anniversary of the adoption of the Option Plan by the Board and such potential acceleration would by itself prohibit the Company from entering into a "pooling of interests" accounting transaction.

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the Option Plan at any time. Unless sooner terminated, the Option Plan will terminate in September 2008.

     The Board may also amend the Option Plan at any time or from time to time. However, no amendment will be effective unless approved by the shareholders of the Company within twelve (12) months before or after its adoption by the Board if the amendment would: (i) increase the number of shares reserved for options under the Option Plan; (ii) modify the requirements as to eligibility for participation (to the extent such modification requires shareholder approval in order for the Option Plan to satisfy Section 422 of the Code); or (iii) modify the Option Plan in any other way if such modification requires shareholder approval in order for the Option Plan to satisfy the requirements of Section 422 of the Code or to comply with the requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

FEDERAL INCOME TAX INFORMATION

     The income tax consequences of the Option Plan under current federal law are summarized below. The discussion is intended to provide only general information. State and local income tax consequences are not discussed.

     Incentive Stock Options. There generally are no federal income tax consequences to the optionee by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

     If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss upon sale or other taxable disposition of such stock will be capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or (b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, if any, upon the disqualifying disposition may be eligible for capital gain treatment if the required capital gain holding period is met. Slightly different rules may apply to optionees who are subject to Section 16 of the Exchange Act or who acquire stock subject to certain repurchase options.

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, Code Section 162(m) and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     Non-Qualified Stock Options. There are no tax consequences to the optionee or the Company by reason of the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the optionee will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the aggregate option exercise price paid. Generally, with respect to employees, the Company is required to withhold taxes in an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Code Section 162(m) and the satisfaction of a tax-reporting obligation, the Company generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be: (i) long-term if the stock was held for more than twelve (12) months or (ii) short-term if the stock was held twelve
(12) months or less. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Potential Limitation on Company Deductions. Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with applicable Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that: either (a) (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, (ii) the per-employee limitation is approved by the shareholders, (iii) the option is granted by a compensation committee comprised solely of "outside directors" (as defined in Section 162(m)) and (iv) the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (b) the option is granted by a compensation committee comprised solely of "outside directors" and is granted (or exercisable) only upon the achievement (as certified in writing by the Compensation Committee) of an objective performance goal established by the compensation committee while the outcome is substantially uncertain and approved by the shareholders.

     Other Tax Consequences. The foregoing discussion is intended to be a general summary only of the federal income tax aspects of options granted under the Option Plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the Option Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

     An affirmative vote of a majority of the shares of the Company's Common Stock represented and voting at the meeting will be required to approve the Option Plan.

                       THE BOARD OF DIRECTORS RECOMMENDS
                            A VOTE "FOR" PROPOSAL 2.

                                   PROPOSAL 3

      PROPOSAL TO APPROVE THE ADOPTION OF THE CRICKET COMMUNICATIONS, INC.
                             1999 STOCK OPTION PLAN

     On June 21, 1999, the Board of Directors of Cricket Communications, Inc. ("Cricket") adopted, and the Company, as sole shareholder of Cricket, approved, the 1999 Stock Option Plan for Cricket Communications, Inc. (the "Cricket Plan"). The Cricket Plan provides for the grant of stock options to selected officers, directors and employees of and consultants to Cricket and its affiliates.

     Although the Company as Cricket's sole shareholder has approved the Cricket Plan, shareholder approval of the Cricket Plan is currently being sought to allow future awards under the Cricket Plan to qualify as "performance-based" compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder ("Section 162(m)"). Section 162(m) generally limits the tax deductions a public corporation may take for compensation paid to its Named Executive Officers to $1 million per executive per year. "Performance-based" compensation tied to the attainment of specific goals is excluded from the limitation. Future options granted under the Cricket Plan will be classified as "performance-based" compensation if the Cricket Plan is approved by the Company's shareholders and the other requirements of Section 162(m) are satisfied. Thus, the Company is submitting the Cricket Plan to the shareholders for their approval at the Annual Meeting. See "Federal Income Tax Information" for a more detailed discussion of the other requirements of Section 162(m).

     In the event that shareholder approval of the Cricket Plan is not obtained:
(i) options previously granted by Cricket will remain valid and outstanding, and
(ii) Cricket may continue to make additional grants under the Cricket Plan, but the Company may not be entitled to deduct compensation expenses related to the exercise of options granted to its Named Executive Officers as a result of
Section 162(m).

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3.

GENERAL

     The Cricket Plan provides for the grant of both incentive and non-qualified stock options. Incentive stock options granted under the Cricket Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. Non-qualified stock options granted under the Cricket Plan are not intended to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and non-qualified stock options.

PURPOSE

     The Cricket Plan was adopted to provide a means by which selected officers, directors and employees of and consultants to Cricket and its affiliates, including the Company, could be given an opportunity to purchase stock in Cricket, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of Cricket.

ADMINISTRATION

     The Cricket Plan is administered by the Board of Directors of Cricket. The Cricket Board has the power to construe and interpret the Cricket Plan and, subject to the provisions of the Cricket Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration to be paid upon exercise of an option and other terms of the option. The Board of Directors of Cricket is authorized to delegate administration of the Cricket Plan to a committee composed of not fewer than two members of the Board. Options may be granted to executive officers of the Company or Cricket only with the prior approval of the Company's Compensation Committee.

STOCK SUBJECT TO THE CRICKET PLAN

     The total number of shares that may be issued or awarded under the Cricket Plan shall not exceed in the aggregate 7,600,000 shares of Cricket Common Stock, subject to adjustment as described below, representing approximately 15% of the outstanding Common Stock of Cricket. If options granted under the Cricket Plan expire or otherwise terminate without being exercised, the Cricket Common Stock not purchased pursuant to such options again becomes available for issuance under the Cricket Plan.

ELIGIBILITY

     Incentive stock options may be granted only to selected employees (including corporate officers) of Cricket and its affiliates. Non-qualified stock options may be granted to selected employees (including corporate officers), directors and consultants.

     No incentive stock options may be granted under the Cricket Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Cricket or any affiliate of Cricket, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed 5 years from the date of grant. No employee shall be eligible to receive in any calendar year option grants covering more than 1,000,000 shares of Cricket Common Stock, subject to adjustment as described below. The aggregate fair market value, determined at the time of grant, of the shares of Cricket Common Stock with respect to which incentive stock options granted under the Cricket Plan are exercisable for the first time by an optionee during any calendar year (under all such plans of Cricket and its affiliates) may not exceed $100,000.

OPTIONS GRANTED UNDER THE CRICKET PLAN

     Following approval of the grant by the Company's Compensation Committee, the following grants of options were made under the Cricket Plan to the Named Executive Officers: Mr. White, 150,000 options; Mr. Hoffmann, 60,000 options; Mr. Pegg, 40,000 options; Mr. Stephens, 60,000 options; and Mr. Bernard, who is a nominee for Director, 75,000 options. In addition, Cricket has made grants of 1,205,000 options to the current Directors who are not executive officers, as a group (six persons). In the aggregate, Cricket has made grants of 775,000 options to the current executive officers as a group, including the Named Executive Officers (8 persons), and 857,850 options to other current employees of the Company and its subsidiaries, including all current officers who are not executive officers, as a group (33 persons). Each of these individuals will be eligible to receive grants of additional options under the Cricket Plan in the future, at the discretion of the Company's Compensation Committee, as applicable, and the Cricket Board.

TERMS OF OPTIONS

     The following is a description of the permissible terms of options under the Cricket Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

     Exercise Price; Payment. The exercise price of incentive stock options under the Cricket Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of non-qualified stock options may not be less than 85% of the fair market value of the stock subject to the option on the date of the option grant. The exercise price of options granted under the Cricket Plan must be paid either: (i) in cash at the time the option is exercised, or (ii) at the discretion of the Board, and (a) by delivery of other Common Stock of Cricket,
(b) pursuant to a deferred payment arrangement or (c) in any other form of legal consideration acceptable to the Board.

     Option Repricing. In the event of a decline in the value of Cricket's Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or non-qualified, with new lower priced options.

     Option Exercise. Options granted under the Cricket Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Options granted under the Cricket Plan generally are subject to vesting over a 5-year period, with a specified percentage of each option vesting on various annual anniversary dates of the option's date of grant, provided that the optionee has continuously provided services to Cricket or an affiliate of Cricket from such date of grant until the applicable vesting date. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the Cricket Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows Cricket to repurchase shares not yet vested at their exercise price should the optionee leave the employ or cease to be a consultant of Cricket before vesting.

     Term. The maximum term of options under the Cricket Plan is ten years, except that in certain cases (see "Eligibility") the maximum term is five years. The Cricket Plan provides for earlier termination of an option due to the optionee's cessation of service. Options under the Cricket Plan generally terminate thirty (30) days after the optionee ceases to provide services to Cricket or any affiliate of Cricket. However, in the event the optionee's continuous service terminates due to the optionee's permanent and total disability as defined in Section 22(e)(3) of the Code, then the option may continue under its original terms if so provided in the option agreement. If the optionee's continuous service terminates due to the death of the optionee or due to the optionee's permanent and total disability and such termination due to disability is followed by the death of the optionee, then the vesting of all unvested shares may be accelerated as of the date of death of the optionee if so provided in the option agreement. The Board has discretion to suspend and/or extend the vesting and/or term of options granted to persons on leaves of absence. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship.

     Restrictions on Transfer. Incentive stock options granted under the Cricket Plan may not be transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the person to whom the option is granted only by such person. The Cricket Plan provides that non-qualified stock options shall not be transferable by the optionee except by will or the laws of descent and distribution and shall be exercisable during the lifetime of the optionee only by the optionee. However, upon satisfactory written notice to Cricket, the optionee may designate a third party who, in the event of the optionee's death, may thereafter exercise the option.

EFFECT OF CERTAIN CORPORATE EVENTS

     If any change is made in the stock subject to the Cricket Plan or subject to any option granted under the Cricket Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration of Cricket), the Cricket Plan and options outstanding thereunder will be appropriately adjusted as to the type(s) and the maximum number of securities subject to such plan, the maximum number of securities which may be granted to an employee in a particular calendar year and the type(s), number of securities and price per share of stock subject to such outstanding options.

     In the event of (i) the sale of all or substantially all of the assets of Cricket, or (ii) a merger, consolidation or reorganization in which the holders of voting securities of Cricket immediately prior to such transaction do not hold at least 50% of the combined voting power of the then-outstanding securities of the surviving entity following such transaction, or (iii) any person other than the Company acquires more than 50% of the combined voting power of the outstanding securities of Cricket (each a "Change in Control"), then to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the Cricket Plan or substitute similar options for those outstanding under such plan, or such outstanding options will continue in full force and effect. In the event that any surviving corporation refuses to assume or continue options outstanding under the Cricket Plan, or to substitute similar options, then with respect to options held by persons then performing services as employees, directors or consultants for Cricket or any affiliate of Cricket, the time during which such options may be exercised will be accelerated and the options terminated if not exercised prior to such event. In the event of a dissolution or liquidation of Cricket, any options outstanding under the Cricket Plan will terminate if not exercised prior to such event.

     In addition, the Cricket Plan provides that options held by any person who is involuntarily terminated without cause or constructively terminated within twenty-four (24) months following a Change in Control will accelerate and immediately become fully vested and exercisable, except if such contemplated Change in Control would occur prior to the second anniversary of the adoption of the Cricket Plan by the Board and such potential acceleration would by itself prohibit Cricket from entering into a "pooling of interests" accounting transaction.

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the Cricket Plan at any time. Unless sooner terminated, the Cricket Plan will terminate in June 2009.

     The Board may also amend the Cricket Plan at any time or from time to time. However, no amendment will be effective unless approved by the shareholders of Cricket within twelve (12) months before or after its adoption by the Board if the amendment would: (i) increase the number of shares reserved for options under the Cricket Plan; (ii) modify the requirements as to eligibility for participation (to the extent such modification requires shareholder approval in order for the Cricket Plan to satisfy Section 422 of the Code); or (iii) modify the Cricket Plan in any other way if such modification requires shareholder approval in order for the Cricket Plan to satisfy the requirements of Section 422 of the Code or to comply with the requirements of Rule 16b-3 of the Exchange Act.

FEDERAL INCOME TAX INFORMATION

     The income tax consequences of the Cricket Plan under current federal law are summarized below. The discussion is intended to provide only general information. State and local income tax consequences are not discussed.

     Incentive Stock Options. There generally are no federal income tax consequences to the optionee by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

     If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss upon a sale or other taxable disposition of such stock will be capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or (b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, if any, upon the disqualifying disposition may be eligible for capital gain treatment if the required capital gain holding period is met. Slightly different rules may apply to optionees who are subject to Section 16 of the Exchange Act or who acquire stock subject to certain repurchase options.

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, Cricket will generally be entitled (subject to the requirement of reasonableness, Code Section 162(m) and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     Non-Qualified Stock Options. There are no tax consequences to the optionee or Cricket by reason of the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the optionee will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the aggregate option exercise price paid. Generally, with respect to employees, Cricket is required to withhold taxes in an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Code
Section 162(m) and the satisfaction of a tax-reporting obligation, Cricket generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be: (i) long-term if the stock was held for more than twelve (12) months or (ii) short-term if the stock was held twelve
(12) months or less. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Potential Limitation on Company Deductions. Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from Cricket, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with applicable Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that: either (a) (i) the Cricket Plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, (ii) the per-employee limitation is approved by the shareholders, (iii) the option is granted by a compensation committee comprised solely of "outside directors" (as defined in Section 162(m)) and (iv) the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (b) the option is granted by a compensation committee comprised solely of "outside directors" and is granted (or exercisable) only upon the achievement (as certified in writing by the Compensation Committee) of an objective performance goal established by the compensation committee while the outcome is substantially uncertain and approved by the shareholders.

     Other Tax Consequences. The foregoing discussion is intended to be a general summary only of the federal income tax aspects of options granted under the Cricket Plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the Cricket Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

     An affirmative vote of a majority of the shares of the Company's Common Stock represented and voting at the meeting will be required to approve the Cricket Plan.

                       THE BOARD OF DIRECTORS RECOMMENDS
                            A VOTE "FOR" PROPOSAL 3.

                                   PROPOSAL 4

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending August 31, 2000 and has directed that management submit the selection of independent accountants to the shareholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP audited the Company's financial statements for fiscal 1998 and 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

     Shareholders are not required to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

     The affirmative vote of the holders of a majority of the shares represented and voting at the meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                            A VOTE "FOR" PROPOSAL 4.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Company's financial statements for the 1999 fiscal year have been examined by PricewaterhouseCoopers LLP. The Board has selected PricewaterhouseCoopers LLP to serve as the Company's independent accountants for the 2000 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Proposals that shareholders wish to include in the Proxy Statement for the next annual shareholders meeting must be received by the Company no later than July 5, 2000 and must satisfy the conditions established by the Securities and Exchange Commission for such proposals. Proposals that shareholders wish to present at the annual shareholders meeting to be held following fiscal 2000 (but not included in the related Proxy Statement) must be received by the Company at its principal executive office at 10307 Pacific Center Court, San Diego, California 92121, not before September 11, 2000 and no later than 5:00 p.m. P.D.T. on October 11, 2000 and must satisfy the conditions for such proposals set forth in the Company's Bylaws. Shareholders are also advised to review the Company's Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of shareholder proposals and director nominations.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, MAY BE OBTAINED BY SHAREHOLDERS WITHOUT CHARGE BY WRITTEN REQUEST ADDRESSED TO LEAP WIRELESS INTERNATIONAL, INC., ATTN. INVESTOR RELATIONS, 10307 PACIFIC CENTER COURT, SAN DIEGO, CALIFORNIA 92121.

                                          By Order of the Board of Directors

                                          /s/ HARVEY P. WHITE
                                          Harvey P. White
                                          Chairman of the Board and
                                          Chief Executive Officer

November 2, 1999

PROXY                                                                      PROXY

                        LEAP WIRELESS INTERNATIONAL, INC.

                  PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 10, 1999

The undersigned hereby appoints Harvey P. White and James E. Hoffmann, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Leap Wireless International, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the San Diego Marriott - La Jolla, 4240 La Jolla Village Drive, San Diego, California 92037, on Friday, December 10, 1999 at 9:00 a.m. local time and at any and all continuations and adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, on the following matters, in accordance with the following instructions, and on all other matters that may properly come before the meeting. With respect to any matter not known to the Company as of October 26, 1999, such proxies are authorized to vote in their discretion.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

 YOUR VOTE IS IMPORTANT. THEREFORE, YOU ARE URGED TO COMPLETE, SIGN, DATE, AND
              PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

                   (Continued and to be signed on other side)

                        LEAP WIRELESS INTERNATIONAL, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY  [  ]

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR AND
                           FOR PROPOSALS 2, 3 AND 4.

1. To elect three directors to hold office until the Annual Meeting of Shareholders following Fiscal 2002. NOMINEES: (1) Thomas J. Bernard,
   (2) Alejandro Burillo Azcarraga and (3)Robert C. Dynes

                          For    Withheld            For all except nominees
                          [  ]     [  ]        [  ]  written in below

                                                     ---------------------------
                                                     Nominee Exceptions
2. To approve the Company's 1998 Stock Option Plan.

                          For     Against     Abstain
                          [  ]     [  ]        [  ]

3. To approve the Cricket Communications, Inc. 1999 Stock Option Plan.

                          For     Against     Abstain
                          [  ]     [  ]        [  ]

4. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the Company's fiscal year ending August 31, 2000.

                          For     Against     Abstain
                          [  ]     [  ]        [  ]

I PLAN TO ATTEND MEETING                           [  ]

                                        Dated:                            , 1999
                                              ----------------------------

                                        ----------------------------------------
                                        Signature

                                        ----------------------------------------
                                        Signature


Please vote, sign, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

                                       2